EXHIBIT 99.2

INGRAM MICRO INC.

Compensation Plan for
Non-Executive Members of
The Board of Directors
(Revised as of November 28, 2006)

1.	Each non-executive Director of the Corporation’s Board of Directors (“Board”) will receive an annual award of cash and equity-based compensation, for each calendar year of service. The mix of cash and equity-based compensation must be selected by each Board member prior to January 1 of each calendar year or within 30 days of initial appointment or election to the Board, as the case may be, based on the procedures outlined below. The mix of cash and equity-based compensation is subject to the following assumptions and restrictions:

	(a)	Cash retainer: If cash is selected as a component of compensation, the maximum amount that may be selected is $70,000 ($85,000 for Committee chairs and $90,000 for the Audit Committee chair). Committee chairs must select a minimum of $15,000 ($20,000 for the Audit Committee chair) in cash, which will be paid on a quarterly basis, in arrears, at a rate of $1,250 per month ($1,666.67 per month for the Audit Committee chair). If a chair is appointed by the Committee during the calendar year of service (i.e., between January and December) s(he) will be eligible to receive the applicable Committee chair fee of $1,250 per month ($1,666.67 per month for the Audit Committee chair) commencing with the month in which the appointment takes effect. Similarly, Committee chairs who relinquish their chair position during the calendar year will cease to receive the applicable chair retainer fee on the last day of the month in which they cease to act as chair to a Committee.

	(b)	Equity-based compensation: Equity-based compensation must be selected as a component of compensation. The equity-based compensation may consist of stock options, restricted stock, restricted stock units or a combination thereof, having an annual value of at least $110,000. The sum of the cash retainer and the value of the equity-based compensation selected may not exceed $180,000 ($195,000 for Committee chairs and $200,000 for the Audit Committee chair).

Stock Options. Non-qualified stock options will be granted on the first trading day of each calendar year. The number of options to be granted will be based on a Black- Scholes calculation or other valuation method as may be adopted by the Corporation from time to time. Options will be exercisable at the closing price of the Corporation’s stock on the New York Stock Exchange on the date of grant, vest one-

twelfth on the last day of each month during the calendar year in which the award was made, and have a term of ten years. Other option provisions will be as specified in the applicable grant agreements.

Restricted Stock and Restricted Stock Units. Restricted stock and restricted stock units will be granted on the first trading day of each calendar year. The number of restricted shares/units to be granted will be determined based on the dollar amount selected by the individual Board Member divided by the closing price of the Corporation’s stock on the New York Stock Exchange on the date of grant rounded up to the next whole share. Restrictions on disposition of these shares/units shall lapse on December 31 of the calendar year in which the award was made. Payment of restricted stock units will be in common shares of the Corporation’s stock at the time of vesting (unless deferred under the following paragraph f), and other provisions will be as specified in the applicable restricted share agreements.

(c)

Meeting Fees: Non-executive Directors will receive a cash meeting fee of $1,500 for each meeting they attend of the Ingram Micro Inc. Board of Directors and its committees on which they serve, whether in person or by conference telephone call.

(d)	Payment of Cash Retainer and Meeting Fees: The payment of the cash retainer and meeting fees will be paid quarterly, following the close of each calendar quarter.

(e)	Partial Years of Service:

(1) For newly appointed or elected directors who serve a partial year, the annual cash and equity-based compensation selected by the individual will be prorated using the number of full months remaining to be served within the initial calendar year of Board service divided by 12. Equity-based compensation will be granted on the first trading day of the month following appointment or election to the Board. Stock options will vest proportionately on the last day of each month during the calendar year in which the award was made. Restrictions on the disposition of restricted stock and restricted stock units will lapse on December 31 of the calendar year in which the award was made (unless deferred under the following paragraph f).

(2) For elected directors whose service on the Board ends during a calendar year, the annual cash and equity-based compensation selected by the individual will be prorated using the number of full month’s service on the Board during the calendar year divided by 12. Any unvested stock options shall cease to vest effective with last full month of service on the Board. Any vested options shall be exercisable for a period of five years following the date of conclusion of service on the Board, unless they expire earlier. Restricted stock/units will be prorated using the number of full months served on the board as the numerator divided by

12. Restrictions on the disposition of restricted stock/units shall lapse on the last day of the month of their service on the Board.

(f)	Deferral Agreement: Any cash and/or restricted stock units awarded may be deferred in accordance with the Non-Executive Director Compensation Deferral Agreement. A request to defer compensation (cash and/or restricted stock units) must be received by the Corporation prior to the beginning of the calendar year for which service is provided on such forms as the Corporation may adopt from time to time, or within 30 days of initial election to the Board.

2.	Non-Executive Directors will be reimbursed for travel, lodging and meal expenses incurred to attend Board and Committee meetings and to perform their duties as Directors of the Corporation.

3.	Non-Executive Directors will be required to achieve and maintain ownership of at least 15,000 shares of Ingram Micro Inc.’s common stock (with vested but unexercised stock options counted as owned shares) beginning five years from the date of his or her election to the Board.